Exhibit 99.(j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Custodian and Independent Registered Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 26 to the Registration Statement (Form N-1A, No. 33-63685) of Morgan Stanley Multi Cap Growth Trust and to the incorporation by reference of our report, dated January 25, 2012 on Morgan Stanley Multi Cap Growth Trust included in the Annual Report to Shareholders for the fiscal year ended November 30, 2011.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
March 27, 2012